Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 23, 2004, except as to Note 18, which is as of February 17, 2004 relating to the financial statements, which appears in Mattson Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 23, 2004 relating to the financial statement schedule, which appears in such annual report on Form 10-K. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

August 23, 2004